Exhibit 99.1

Date:	April 17, 2008
Contact:	Steve Wells, Los Alamos National Bank President, 505-662-5171

For Immediate Release

Trinity Capital Corporation

Announces First Quarter 2008 Earnings

LOS ALAMOS, N.M., April 17, 2008 — Trinity Capital Corporation (“Trinity”), the holding company for Los Alamos National Bank (“LANB”), Title Guaranty & Insurance Company and TCC Appraisal Services, announced preliminary unaudited earnings for the first quarter of 2008.

Trinity’s unaudited net income for the first quarter of 2008 totaled $2.854 million or $0.44 diluted earnings per share, compared to $3.057 million or $0.46 diluted earnings per share for the same period in 2007, a decrease of $203 thousand in net income and a decrease of $0.02 in diluted earnings per share. This decrease in net income was primarily due to an increase in non-interest expense of $667 thousand and a decrease in net interest income of $621 thousand. The increase in non-interest expense was mainly due to an increase in salaries and employee benefits, an increase in the valuation allowance for mortgage servicing rights due to falling interest rates and an increase in marketing expenses. The decrease in net interest income was primarily due to a decrease in the yield on interest-earning assets, due to a declining rate environment. In addition, non-interest income increased $1.020 million. The increase in non-interest income was mainly due to an increase in the gain on sale of securities and an increase in the gain on sale of loans. Income tax expenses decreased $65 thousand due to lower pre-tax income.

Trinity is a bank holding company with $1.433 billion in total assets and has 289 employees. LANB is currently in its 45th year of operation, and offers financial services at its main office in Los Alamos, an office in White Rock, two offices in Santa Fe and a loan production office in Albuquerque. LANB also operates a network of 28 automatic teller machines throughout northern New Mexico. Title Guaranty & Insurance Company offers its services from its offices in Los Alamos and Santa Fe. TCC Appraisal Services offers its services from its office in Los Alamos.

Mr. Enloe noted that the Bank’s residential mortgage loan portfolio does not include subprime mortgages and contains a limited number of non-traditional residential mortgages. The Bank employs prudent underwriting standards in making residential mortgage loans with the majority sold to third-party investors. Neither Trinity nor the Bank have purchased or engaged in loan pools, such as CDOs, SIVs, or other instruments which contain subprime mortgage loans and have recently seen losses in value. As such, Trinity does not foresee any charge-offs, write-downs or other losses outside the ordinary course of business with respect to our residential mortgage operations.

This document contains, and future oral and written statements of Trinity and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Trinity. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Trinity’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Trinity undertakes no obligation to update any statement in light of new information or future events. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Trinity and its business, including additional factors that could materially affect Trinity’s financial results, is included in Trinity’s filings with the Securities and Exchange Commission.

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